UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 25, 2005

Anadys Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50632	22-3193172
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3115 Merryfield Row, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 530-3600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

(a) On May 25, 2005, Anadys Pharmaceuticals, Inc. ("the Company") and Marios Fotiadis entered into a consulting agreement pursuant to which Mr. Fotiadis will provide consulting services for the Company related to strategic finance and business development. The agreement will terminate on December 31, 2005 unless earlier terminated upon thirty (30) days prior written notice to the other party, or extended by written agreement of the parties. In consideration for Mr. Fotiadis' services, the Company will pay him $3,459.82 per month and has granted him a stock option to purchase 25,000 shares of the Company's common stock, which option will vest monthly over the term of the consulting agreement.

Mr. Fotiadis is a member of the Company's Board of Directors.

Item 8.01. Other Events.

On May 25, 2005 in conjunction with the execution of the consulting agreement between the Company and Marios Fotiadis, Mr. Fotiadis stepped down as a member and Chairman of the Audit Committee of the Company’s Board of Directors. Mr. Fotiadis will remain a member of the Company's Board of Directors. Dr. Stelios Papadopoulos was appointed to the Audit Committee effective May 25, 2005 and Steven Holtzman has become Chairman of the Audit Committee effective May 25, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anadys Pharmaceuticals, Inc.

June 1, 2005	By:	/s/ Jennifer Crittenden

Name: Jennifer Crittenden
Title: Vice Presdent Finance